PRESS RELEASE

CONTACT:
Daniel H. Burch
Jeanne M. Carr
MacKenzie Partners, Inc.
(800) 322-2885

FOR IMMEDIATE RELEASE:

                NEWCASTLE PARTNERS LAUNCHES CASH TENDER OFFER FOR
                     WHITEHALL JEWELLERS FOR $1.20 PER SHARE

            DALLAS,  TX  -  DECEMBER  5,  2005  --  Newcastle   Partners,   L.P.
("Newcastle"),  which owns an  aggregate of  2,018,400  shares or  approximately
14.5% of common stock of Whitehall Jewellers,  Inc.  (OTC:JWLR.PK;  "Whitehall")
announced that JWL  Acquisition  Corp., a wholly-owned  subsidiary of Newcastle, has commenced a cash tender offer to purchase all of the  outstanding  shares of
Whitehall for $1.20 per share.

      The  tender  offer is  subject  to  several  conditions,  including  (i) a majority of  Whitehall's  shares on a fully diluted basis being tendered and not withdrawn,  (ii) the termination of the Securities Purchase Agreement,  dated as of October 3, 2005,  between  Whitehall,  PWJ Funding  LLC,  PWJ Lending LLC and
Holtzman Opportunity Fund, L.P. pursuant to which Whitehall would sell up to $50 million in convertible notes,  (iii) stockholder  rejection of the conditions to
consummation  of  such  Securities  Purchase  Agreement,   (iv)  a  refinancing,
acceptable to Newcastle,  of Whitehall's  senior credit facility or a consent to the Offer to Purchase and the potential  merger  thereafter by the lenders under
Whitehall's senior credit facility, (v) Whitehall's Board of Directors redeeming the associated preferred stock purchase rights or Newcastle being satisfied that the rights have been invalidated or are otherwise  inapplicable to the offer and the potential  merger  thereafter,  as described in the Offer to Purchase,  (vi)
Whitehall's Board of Directors approving replacement financing to be provided by
Newcastle of Whitehall's  existing bridge loan financing with financial terms no less favorable to Whitehall than the existing  financing,  but with no warrants, conversion rights or other equity related components,  and (vii) Newcastle being
satisfied  that  Section  203  of  the  Delaware  General   Corporation  Law  is
inapplicable to the Offer to Purchase and the potential merger  thereafter.  The offer is not subject to or  conditioned  upon any financing  arrangements  other than as provided above.

      Newcastle  previously  filed on  November  29,  2005 a  preliminary  proxy statement with the U.S.  Securities and Exchange  Commission ("SEC") relating to
Newcastle's solicitation of proxies in opposition to the proposals relating to a pending financing  transaction between Whitehall and investment funds managed by
Prentice  Capital  Management,  L.P. and Holtzman  Opportunity  Fund, L.P. to be
voted on at a  special  meeting  of  stockholders.  Specifically,  Newcastle  is soliciting proxies against each of Whitehall's proposals at the special meeting, which are:  (i) a proposal  to approve the  issuance  of shares of common  stock pursuant to the terms of Whitehall's  secured convertible notes, (ii) a proposal to approve an amendment to Whitehall's  certificate of incorporation to effect a
1-for-2  reverse  stock split of its capital stock and (iii) a proposal to elect one (1) Class I  director,  three (3) Class II  directors  and two (2) Class III directors.  As of this time,  neither a record date nor a meeting  date has been set by Whitehall for this special  meeting of  stockholders.  Upon completion of the SEC review  process,  Newcastle  intends to file and mail to  stockholders a definitive proxy statement.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY
OR THE  SOLICITATION OF AN OFFER TO SELL ANY SHARES.  THE  SOLICITATION  AND THE
OFFER TO BUY WHITEHALL'S COMMON STOCK IS ONLY BEING MADE PURSUANT TO AN OFFER TO

PURCHASE AND RELATED MATERIALS THAT NEWCASTLE PARTNERS,  L.P. WILL FILE WITH THE
SECURITIES AND EXCHANGE  COMMISSION.  STOCKHOLDERS  SHOULD READ THESE  MATERIALS
CAREFULLY  BECAUSE THEY CONTAIN IMPORTANT  INFORMATION,  INCLUDING THE TERMS AND
CONDITIONS  OF THE  OFFER.  STOCKHOLDERS  WILL BE ABLE TO  OBTAIN  THE  OFFER TO
PURCHASE  AND RELATED  MATERIALS  WITH  RESPECT TO THE TENDER  OFFER FREE AT THE
SEC'S WEBSITE AT WWW.SEC.GOV OR FROM NEWCASTLE PARTNERS, L.P.

Any  forward-looking  statements  contained in this release are made pursuant to the safe harbor  provisions of the Private  Securities  Litigation Reform Act of
1995.  Forward-looking  statements are inherently  subject to a variety of risks and  uncertainties  that could cause actual  results to differ  materially  from those  projected.  These risks and  uncertainties  include,  among  others:  the willingness of Whitehall stockholders to tender their shares in the tender offer and the  number  and  timing of shares  tendered;  the  receipt  of third  party consents to the extent  required for the  acquisition;  and  satisfaction of the various  closing  conditions.  Other  important  factors that could cause actual results to differ materially are included but are not limited to those listed in
Whitehall's  periodic  reports  and  registration   statements  filed  with  the
Securities and Exchange Commission. Newcastle undertakes no obligation to update information contained in this release.

                   CERTAIN INFORMATION CONCERNING PARTICIPANTS

         Newcastle  Partners,  L.P.  ("Newcastle"),   together  with  the  other
Participants (as defined below), has made a preliminary filing with the SEC of a proxy statement (the "Preliminary  Proxy Statement") and accompanying proxy card to be used to solicit votes against each proposal of Whitehall  Jewellers,  Inc.
(the "Company") relating to a pending financing  transaction between the Company and investment funds managed by Prentice Capital  Management,  L.P. and Holtzman
Opportunity  Fund, L.P. at a special meeting of stockholders,  which has not yet been scheduled by the Company (the "Special Meeting").

NEWCASTLE  ADVISES ALL  STOCKHOLDERS  OF THE COMPANY TO READ THE PROXY STATEMENT
AND OTHER  PROXY  MATERIALS  RELATING  TO THE  SPECIAL  MEETING  AS THEY  BECOME
AVAILABLE BECAUSE THEY CONTAIN IMPORTANT  INFORMATION.  SUCH PROXY MATERIALS ARE
AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION,
THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY MATERIALS,
WITHOUT  CHARGE,  UPON  REQUEST.  REQUESTS FOR COPIES  SHOULD BE DIRECTED TO THE
PARTICIPANTS'  PROXY  SOLICITOR,  MACKENZIE  PARTNERS,  INC.,  AT ITS  TOLL-FREE
NUMBER: (800) 322-2885 OR BY E-MAIL AT: PROXY@MACKENZIEPARTNERS.COM.

THE  PARTICIPANTS  IN THE  PROXY  SOLICITATION  ARE  NEWCASTLE  PARTNERS,  L.P.,
NEWCASTLE CAPITAL  MANAGEMENT,  L.P.,  NEWCASTLE CAPITAL GROUP,  L.L.C., MARK E.
SCHWARZ,  STEVEN J. PULLY AND JOHN P. MURRAY (THE  "PARTICIPANTS").  INFORMATION
REGARDING THE PARTICIPANTS  AND THEIR DIRECT OR INDIRECT  INTERESTS IS AVAILABLE
IN  THE  SCHEDULE  13D  JOINTLY  FILED  WITH  THE  SEC ON  APRIL  19,  2005,  AS
SUBSEQUENTLY  AMENDED ON JULY 7, 2005,  OCTOBER 27, 2005 AND  NOVEMBER 30, 2005,
AND THE PRELIMINARY PROXY STATEMENT.